Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 26, 2025, relating to the financial statements of Lite Strategy, Inc., appearing in the Annual Report on Form 10-K of Lite Strategy, Inc. for the year ended June 30, 2026.

/s/ Deloitte & Touche LLP

San Diego, California
September 28, 2026